Exhibit 99.1

[Company Letterhead]

November 8, 2010

To Our Stockholders:

Notice is hereby given that Pegasi Energy Resources Corporation (the “Company”) has taken the following actions pursuant to a written consent of a majority of stockholders dated October 19, 2010, in lieu of a special meeting of the stockholders:

1.           Amended its Articles of Incorporation, as amended, to increase the number of authorized shares of our common stock, par value $.001 per share (the “Common Stock”), to 125,000,000 shares and authorize to 5,000,000 shares of blank-check preferred stock, par value $.001 per share (the “Preferred Stock”).  The Company believes that the increase in authorized Common Stock and the creation of the Preferred Stock will provide it greater flexibility with respect to its capital structure for such purposes as additional financing and possible stock based acquisitions;

2.           Elected Michael H. Neufeld, Richard A. Lindermanis, Alan Gelfand and David J. Moss to the Company’s Board of Directors, to hold office until their successors are elected and qualified or until their earlier resignation or removal.  Messrs. Neufeld, Lindermanis, Gelfand and Moss are the Company’s current directors and we are happy that each has agreed to continue to provide their services to us; and

3.           Adopted the Company’s 2010 Incentive Stock Plan and the reservation of 5,000,000 shares of common stock for issuance thereunder.

This letter will serve as written notice to stockholders pursuant to Section 78.370 of the Nevada General Corporation Law.

We thank you for your continued support.

Sincerely,

Michael Neufeld
Chief Executive Officer